Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP® ANNOUNCES SUCCESSION PLAN; DAVID P. KING TO SUCCEED
THOMAS P. MAC MAHON AS CEO ON JANUARY 1, 2007

Mac Mahon to Remain Chairman of the Board of Directors until 2008 Annual Shareholders' Meeting;
Bradford T. Smith Appointed to the Board of Directors
as Vice Chairman Effective January 1, 2007

Burlington, NC, July 21, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that its Board of Directors has approved the appointment of David P. King to succeed Thomas P. Mac Mahon as Chief Executive Officer on January 1, 2007 pursuant to the Company’s comprehensive succession planning process. Mr. King will also join the Board of Directors on that date. To help assure a smooth transition, following his retirement as Chief Executive Officer on December 31, 2006, Mr. Mac Mahon has agreed to continue to serve as the Chairman of the Board of Directors for a period expected to last until the Annual Shareholders’ Meeting in 2008. Mr. Mac Mahon has also agreed to provide additional transition assistance to the Company during this period to help assure a smooth transition. The Company also announced that in addition to his current duties, the Board has approved the appointment of Bradford T. Smith to the Board of Directors as Vice Chairman effective January 1, 2007.

“The job that Tom Mac Mahon has done developing and implementing the CEO Succession Plan is among his finest achievements, which is saying something when one considers the job that he has done over the last 10 years leading the transformation of LabCorp into a S&P 500 Company,” said Robert E. Mittelstaedt, Jr., Chairman of the Nominating and Corporate Governance Committee. “We as board members have mixed emotions as we reach the end of this multi-year CEO Succession Plan that Tom Mac Mahon developed working with the Board. We wish that Tom Mac Mahon’s leadership as CEO could continue indefinitely, but are happy that he will now be able to achieve his goal of traveling less and spending more time with his family. We are also quite happy that he has offered to stay on as Chairman of the Board and to provide further assistance to Dave King as he assumes his new responsibilities as CEO.”

“Working closely with Dave King over the past several years has convinced me that he is the right executive to lead LabCorp into the future,” said Thomas P. Mac Mahon, Chairman and Chief Executive Officer. “Over the past several years, Dave has led the effort to update and implement our successful strategic plan by focusing on expanding our managed care relationships and furthering our scientific leadership with a concentration on our cancer testing offerings. I am also very pleased that Brad Smith has agreed to join the Board of Directors. Both Dave and Brad’s wealth of industry and company experience, judgment and strategic vision will be an invaluable asset to the Board as we direct the Company into the future.”

Mr. King joined LabCorp in 2001 after working for many years with the Company as an outside counsel. Since 2005, he has served as Executive Vice President and Chief Operating Officer, and prior to that he served as the head of the Company’s Esoterix and US LABS businesses and Executive Vice President of Strategic Planning and Development. Mr. King initially joined the Company as its Senior Vice President, General Counsel and Chief Compliance Officer. He is a member of the Company’s Executive and Management Committees.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings.